EXHIBIT 99.2

      AMERICAN TOWER CORPORATION ANNOUNCES MERGER WITH TELECOM TOWERS, LLC

                             Contact: Joseph L. Winn, Chief Financial Officer or
                                    Emily Farina, Director of Investor Relations
                                                       Telephone: (617) 375-7500


Boston,  Massachusetts - November 16, 1998 - American Tower  Corporation  (NYSE:
AMT) has entered into an agreement to merge with TeleCom Towers, L.L.C.

         The purchase price for TeleCom Towers will be approximately $155,000,000, subject to adjustment for closing date working capital. American Tower will also assume approximately $30,000,000 of debt, subject to adjustment for interim acquisitions and capital expenditures. The purchase price (except for the working capital adjustment, which is payable in cash) will be paid 60% in American Tower Class A Common Stock (based on average stock prices ten days before and ten days after today) and 40% in cash.

         TeleCom Towers was formed in 1994 to serve wireless users in the Washington, DC and Northern Virginia region. The company has grown quickly, currently owning or co-owning nearly 367 towers and managing another 130 revenue-generating sites in 27 states. In addition, TeleCom has rights to approximately 1,700 managed sites which are not currently generating revenue. Its subsidiary RCC Consultants, an RF design and engineering consulting group serving mostly governmental agencies, will be spun off by TeleCom prior to its merger with American Tower.

         Once the transaction is completed, Dean H. Eisner, Vice President, Business Development and Planning of Cox Enterprises, Inc., will join the American Tower Board of Directors.

         Steve Dodge, Chairman of American Tower, said of the transaction, "This is a quality tower company with excellent people and excellent assets. Many of Telecom's towers are in the Midwest, where we need to establish a stronger presence as we move toward creating a national footprint. We look forward to completing this merger."

         Clark Madigan, President of TeleCom Towers, remarked, "We are excited about the merger of our two companies and appreciate the excellent reputation and leadership position American Tower has in our industry. We look forward to contributing in every way possible to the expansion and development of our combined enterprise."
                                   (continued)

         American Tower Corporation is a leading independent owner and operator of broadcast and wireless communications sites in the United States and, giving effect to this transaction, owns or manages more than 2,600 towers in 44 states and the District of Columbia. Based in Boston, the company has a national footprint with regional hubs in Boston, Atlanta, Houston, San Francisco and Chicago.

         This press release contains "forward-looking statements" concerning future expectations, plans or strategies that involved a number of risks and uncertainties. The Company wishes to caution readers that certain factors may have affected the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Such factors include, but are not limited to (i) substantial capital requirements and leverage principally as a consequence of its ongoing acquisitions and construction activities (ii) dependence on demand for wireless communications and implementation of digital television, (iii) the success of the Company's tower construction program, and (iv) the successful operational integration of the business of the company being acquired. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

                                      # # #


--------------------------------------------------------------------------------
116 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS 02116 617/375-7500 FAX 617/375-7575